Exhibit 99.1

WAUSAU PAPER ANNOUNCES RETIREMENT OF

PETE CHIERICOZZI; NAMES MIKE WILDENBERG AS

NEXT SENIOR VICE PRESIDENT, TOWEL & TISSUE

MOSINEE, WI – August 1, 2008 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced that Pete R. Chiericozzi will retire from his position as senior vice president, Towel & Tissue at year-end and will be succeeded by Michael R. Wildenberg, presently vice president – sales & marketing for Wausau’s Towel & Tissue segment.

Chiericozzi joined Wausau Paper in 2003 and has presided over a period of extraordinary growth and prosperity at Wausau’s towel and tissue business. “We are extremely grateful for the sound leadership Pete has provided to our Towel & Tissue business over the last 5 years,” said Thomas J. Howatt, president and chief executive officer. “Under Pete’s direction our Towel & Tissue segment has consistently grown at above market rates, achieving exceptional returns and record profitability.”

Wildenberg has served as vice-president, sales & marketing at Towel & Tissue since 1984. As senior vice president, he will be responsible for overall operation and strategic direction of the business.

“For over 20 years Mike Wildenberg has served as the principal architect of our Towel & Tissue segment’s market direction and superior growth,” Howatt said. “His promotion reflects our confidence in his ability to chart a path for the business that continues to deliver superior returns.”

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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